Exhibit 10.20

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”) is entered into as of                  , 2019 between Sirius International Insurance Group, Ltd., (the “Company”) its successors and assigns, and                         (the “Executive”).

WHEREAS, as a condition of the Executive’s participation in the Sirius Group Severance and Change in Control Plan, as evidenced by the Participation Agreement between the Company and the Executive dated as of                                , and the Executive’s receipt of severance-related benefits under equity compensation awards granted under the Sirius Group 2018 Omnibus Incentive Plan (collectively, the “Additional Compensation”), the Executive has agreed to the terms of this Agreement;

WHEREAS, the Executive acknowledges that in the course of the Executive’s employment with the Company or one of its affiliates (the “Company Group”), the Executive has and will become familiar with Confidential Information (as defined below) and have access to other valuable and unique information or persons concerning the Company Group and that the Executive’s services will be of special, unique and extraordinary value to the Company Group; and

WHEREAS, the Executive acknowledges that the Executive has carefully reviewed the agreements governing the Additional Compensation and this Agreement and has decided that the Executive wishes to enter into it on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Additional Compensation and the overall employment relationship between the Company and the Executive, the adequacy and sufficiency of which are hereby acknowledged, and in order to avoid irreparable harm to the Company Group, the Company and the Executive hereby agree as follows:

1.              Access to Confidential Information. The Executive acknowledges that the Executive is employed by a member of the Company Group in a capacity in which the Executive will be provided the opportunity (and access) to develop and/or contribute to the Company Group’s customers, Confidential Information (as defined herein), and the Company Group’s goodwill, and the Executive and the Company mutually desire to provide for the protection of the Company’s business, goodwill, trade secrets, Confidential Information, customer relationships and other legitimate business interests.  Accordingly, in consideration of the overall employment relationship between the Company and the Executive, the Executive’s eligibility for the Additional Compensation, the Company’s agreement to provide the Executive with access to Confidential Information, the Company’s customers and goodwill, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Executive agrees that the foregoing is more than adequate consideration for the below restrictive covenants.

2.              Non-Competition.

a.                                      The Executive agrees that while employed with a member of the Company Group and for a period of [12 months] [six months] [three months] following the termination of such employment (such period, the “Restriction Period”), the Executive shall not directly or indirectly, own any interest in, manage, control, finance, participate in, consult with, or render any services to any activity or business, on the Executive’s behalf or for any other person or entity, or affiliate, whether or not for remuneration (be such remuneration direct or indirect, contingent or otherwise), which (i) may result in a conflict of interest or otherwise adversely affect the proper discharge of the Executive’s duties with and responsibilities to the Company or (ii) competes (in a line of business within the Executive’s scope of authority or responsibilities) with, or interferes with the operation of, the Company Group, provided, however, that this provision shall not prohibit the Executive from being a passive owner of not more that 1% of the outstanding stock of any company that is publicly traded as long as the Executive has no active participation in the business of such company.  Any provision of this Agreement to the contrary notwithstanding, it shall not be a violation of this Section 2 for the Executive to provide services to a subsidiary, division or affiliate of a business that competes with the Company Group, provided that, such subsidiary, division or affiliate is not itself engaged, directly or indirectly, in competition with the Company one of its subsidiaries and the Executive does not, directly or indirectly, provide services to, or have responsibilities regarding, such business that competes with the Company Group.

b.                                      In any case where the Executive is not entitled to any severance benefits pursuant to the Sirius Group Severance and Change in Control Plan (the “Severance Plan”), as evidenced by the Participation Agreement between the Company and the Executive, then, subject to the exceptions stated below in Section 2(d) below, if the Company seeks to enforce the non-compete restrictive covenant set forth in Section 2(a) above, the Company shall, as compensation for the non-compete restrictive covenant as set forth above, (i) continue to pay to the Executive during the Restriction Period an amount equal to the Executive’s base salary as in effect prior to the termination of the Executive’s employment, reduced by the compensation (based on the total annual fixed and target compensation) which the Executive earns during the Restriction Period (“New Monthly Compensation”) and (ii) if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimburse the Executive for the difference between the monthly COBRA premium paid by the Participant during the Restriction Period, including any administrative fee, and the monthly premium paid by similarly situated active employees, which reimbursements shall be paid by the 10th of the month immediately following the month in which the Executive remits the premium payment.  Additional Monthly Compensation shall not be paid in the event of the Executive’s breach of the non-competition restrictive covenant in Section 2(a).

c.                                       In any case where Section 2(b) applies, after the termination of employment, the Executive is required to inform the Company in writing of the level of the Executive’s New Monthly Compensation. Such written information shall be provided to the Company no later than on the 15th day of each month. In the event such written information is not provided in accordance with this Section 2(b), it shall be understood that the Executive has not suffered any loss of income with regards to the concerned month, but Section 2(a) shall still apply.

d.                                      In any case where Section 2(b) applies, compensation according to Section 2(b) shall not be paid if the employment expires (i) due to the Executive’s death, disability or retirement or (ii) due to the termination of the Executive’s employment for Cause, as defined in the Severance Plan.

e.                                       In any case where Section 2(b) applies, the Company may after the Executive’s termination of employment and throughout the Restriction Period at any time unilaterally either limit the application of the non-competition restrictive covenant or completely release the Executive from the non-competition restrictive covenant. In the event of a full release from the non-competition restrictive covenant, the Company shall be released from the obligation to pay Additional Monthly Compensation in accordance with Section 2(b) above.

3.              Non-Solicitation.  The Executive further agrees that, during the Restriction Period, the Executive shall not directly or indirectly, on the Executive’s behalf or for any other person or entity, or affiliate: (i) hire any employee of the Company Group, or induce or attempt to induce any employee of the Company Group to leave the employ of the Company Group; (ii) hire any person who was an employee of the Company Group at any time during the twelve-month period preceding such hiring; or (iii) induce or attempt to induce any Restricted Customer (as defined herein) to cease doing business with the Company Group, or to reduce the level of business conducted with the Company Group.  “Restricted Customer,” for purposes of this Agreement, means any former, existing or prospective customer, supplier, licensee, lender, licensor or other business relation of the Company Group, except that “Restricted Customer” shall not include any person with respect to whom Executive had no contact during Executive’s employment or any person with whom Executive had a demonstrable pre-existing business relationship prior to entering the employ of the Company Group.  Anything herein to the contrary notwithstanding, it shall not be a violation of this Section 3 if (y) the Executive furnishes to a third party a reference as to any employee or former employee of the Company Group or (z) an entity with which the Executive is associated hires or engages any employee of the Company Group provided the Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment and the targeting or recruitment was done via a broad based (and not specifically targeted at such individual) approach, such as solely through a posting on a job(s) website.

4.              Confidential Information.

a.                                      The Executive shall use his or her best efforts and diligence, both during and after the Executive’s employment with the Company Group, to protect the confidential, trade secret and/or proprietary character of all Confidential Information (as defined below) and the Executive shall not directly or indirectly (intentionally, negligently or otherwise) disclose any Confidential information without the prior written consent of a different duly authorized Company employee with such consent provided in good faith and not subject to any conflicts of interest, except as may be necessary for the performance of the Executive’s duties for the Company.  For purposes of this Agreement, “Confidential Information” means all information concerning trade secrets, knowhow, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any other proprietary or confidential information of the Company, in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing.  The

Executive understands that Confidential Information may or may not be labeled as such, and the Executive shall treat all information that appears to be Confidential Information as confidential.  The Executive acknowledges that any Confidential Information that ceases to no longer not be generally known to the public due to Executive’s breach of this Agreement shall continue to be considered and treated as Confidential Information by the Executive.

b.                                      Notwithstanding anything else in this Agreement, this Agreement shall not prohibit the Executive from, in confidence, reporting possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, Congress, any Inspector General, or any other federal, state or local governmental agency or commission (together, “Government Agencies”), or, in confidence, to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or any disclosure that is protected under any whistleblower provision promulgated under federal law.  The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  Additionally, without informing the Company prior to any such disclosure, if the Executive files a lawsuit against the Company for retaliation for reporting a suspected violation of law, the Executive may, in confidence, disclose Confidential Information to the Executive’s attorney and use the Confidential Information in the court proceeding or arbitration, provided the Executive files any document containing the Confidential Information under seal and does not otherwise disclose the Confidential Information, except pursuant to court order. Without prior authorization of the Company, however, the Company does not authorize the Executive to disclose to any third party (including any government official or any attorney the Executive may retain) communications that are covered by the Company’s attorney-client privilege.

c.                                       Upon termination of the Executive’s employment with the Company for any reason, with respect to any Confidential Information, the Executive agrees to promptly destroy, delete, and/or return to the Company all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control at the time of such termination (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer or any cloud apparatus or remote storage capacity whether or not Company property) that contain Confidential Information.  Anything to the contrary notwithstanding, nothing in this Section 4(c) shall prevent the Executive from retaining a computer, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to the Executive’s compensation or relating to reimbursement of expenses, information that the Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s compensation, provided that the Executive may only disclose Company related information, in confidence, to Executive’s attorney or accountant.  For the sake of clarity, if the Executive retains a computer or access to any storage location or device, he or she shall delete any information contained therein that the Executive is not permitted to retain under this Section 4(c).

5.              Non-Disparagement.  Subject to applicable law, during and after the Executive’s employment with the Company Group, (i) the Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning any member of the Company Group, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders; provided, however, that nothing in this Section 5 shall prohibit (i) the Executive from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (ii) the Executive from acting in good faith to enforce Executive’s rights under any compensation arrangement between Executive and the Company.

6.              Intellectual Property.

a.              If, prior to the date hereof, the Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties via employment with the Company Group (“Prior Works”), the Executive hereby grants each member of the Company Group, to the extent of any rights the Executive possesses therein, a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.

b.                                      If the Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during the Executive’s employment by the Company and within the scope of such employment (“Company Works”), the Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the extent the Executive then possesses and to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to each member the Company Group to the extent ownership of any such rights does not vest originally in a member of the Company Group.

c.                                       The Executive agrees to keep and maintain reasonable records of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times, as well as potentially being deemed to be Confidential Information.

d.                                      The Executive shall, to the extent reasonable, take all actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If, to the extent the Company is unable to secure the Executive’s signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and on the Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

7.              Reasonableness of Restrictions. The Executive acknowledges and agrees that the Company has invested substantial amounts of time, effort, and money developing legitimate business interests, including but not limited to Confidential Information; relationships with employees, customers and other counterparties; and highly valuable goodwill; and that these business interests are key to the Company’s competitive advantages. The Executive also acknowledges and agrees that the Company’s legitimate business interests will retain continuing vitality throughout and beyond the Executive’s employment. Therefore, the Executive agrees that if a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. The Executive further acknowledges that the Executive will be reasonably able to earn a living without violating the terms of this Agreement.

8.              Extension of Restrictions for Violation.  If the Executive violates any of the terms of this Agreement and the Company is required to take legal action to enforce such terms, the Restricted Period shall automatically be extended by the period the Executive was in breach, such that the Executive does not engage in any of the activities proscribed by this Agreement for the full period of the relevant restriction.

9.              Remedies. The Executive acknowledges and agrees that the Company has a legitimate interest in protecting and in preventing the Executive from violating this Agreement. The Executive further acknowledges that the Company would be immediately and irreparably harmed, and that such harm would not be readily susceptible to measurement in economic terms or economic compensation and therefore, money damages would not be an adequate remedy, if the Executive were to violate the terms of this Agreement or if any of sections of this Agreement were not specifically enforced.  The Executive therefore agrees that in the event of a violation, threatened violation or inevitable violation of this Agreement, the Company and its successors or assigns may, in addition to other rights and remedies existing in their favor, are entitled to specific performance, preliminary and permanent injunctive relieve or other equitable remedies in order to enforce or prevent any violations of this Agreement.

10.       Warranty.  The Executive represents and warrants that the Executive is not a party to any non-compete restrictive covenant or related contractual limitation that would interfere with or hinder the Executive’s ability to undertake the obligations and expectations of employment with the Company.

11.       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.       Notices.  Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid (or in a foreign country such similar method), addressed as follows:

If to the Company:	Sirius International Insurance Group, Ltd. 14 Wesley Street, 5th Floor Hamilton HM11 Bermuda Attention: Group General Counsel

If to the Executive:	At the most recent address on file with the Company

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

13.       Survival.  The terms of this Agreement shall survive any termination of employment, and unless otherwise directly provided for in a superseding document, shall be deemed to survive any superseding such document with respect to periods prior to the effective date of such superseding document.

14.       Complete Agreement.  This Agreement and the agreements governing the Additional Compensation constitute the complete agreement between the Executive and the Company concerning the subject matter therein and they supersede and replace in its entirety any prior written or oral understandings entered into between the Executive and the Company.  Notwithstanding the foregoing, to the extent the Executive was subject to restrictive covenants prior to the execution of this Agreement, such restrictive covenants shall continue to remain in full force and effect with respect to any conduct or actions prior to the execution of this Agreement.

15.       Successors and Assigns.  This Agreement shall be enforceable by the Executive and Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.  In the event of the consummation of a transaction initiated by the Company involving the formation of a direct or indirect holding company of the Company for an internal legal or business purpose in which the holders of the outstanding voting securities of the Company become the holders of the outstanding voting securities of such holding company in substantially the same proportions, all references to the Company or the Company Group herein shall be deemed to be references to the new holding company.

16.       Arbitration.  The Executive agrees that any and all disputes under this Agreement shall be subject to and be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association.  The arbitration proceedings will be located in New York City, New York.  The arbitrators are not empowered to award damages in excess of compensatory damages and no party shall be entitled to any damages in excess of compensatory damages.  Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the State of New York.  BY EXECUTING THIS AGREEMENT, EXECUTIVE WAIVES ANY RIGHT THAT THE EXECUTIVE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY EXECUTIVE.

17.       GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN NEW YORK, AND, TO THE EXTENT NOT PREEMPTED BY EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR OTHER FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.  By executing this Agreement, the Executive and the Company hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in New York City, New York, and agree that any claim which, subject to Section 16 above, may be brought in a court of law or equity may be brought in any such New York City, New York court.

18.       Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19.       Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:
Name:
Title:

EXECUTIVE

Name: